Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Ranger Funds Investment Trust:

We consent to the use of our report dated September 26, 2014, incorporated herein by reference, for Ranger Small Cap Fund and Ranger Quest for Income and Growth Fund (collectively, the Funds), each a series of Ranger Funds Investment Trust, and to the references to our firm under the heading “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Dallas, Texas
November 25, 2014